                                                                      EXHIBIT 11



Item 6(a)(1) - Computation of per share earnings (in thousands, except per share data)


                                                                Three Months Ended                Six Months Ended
                                                                     June 30                          June 30
                                                               ---------------------            ---------------------
                                                               1995            1994            1995             1994
                                                               ----            ----            ----             ----
Primary
     Average shares outstanding                               3,515            3,433           3,483            3,402
     Net effect of dilutive stock options - based
          on the treasury stock method using
          average market price                                  855              912             825              878
                                                             ------           ------          ------           ------
               Total                                          4,370            4,345           4,308            4,280
                                                             ======           ======          ======           ======

     Net income                                              $1,839           $1,518          $2,283           $1,737
     Preferred stock dividends                                   (6)              (6)            (12)             (12)
                                                             ------           ------          ------           ------
     Net income applicable to common stock                   $1,833           $1,512          $2,271           $1,725
                                                             ======           ======          ======           ======

     Per share amount                                         $0.42            $0.35           $0.53            $0.40
                                                             ======           ======          ======           ======


Fully Diluted
     Average shares outstanding                               3,515            3,433           3,483            3,402
     Net effect of dilutive stock options - based on the
          treasury stock method using the period end
          price, if higher than average marke                   891              995             891              994
                                                             ------           ------          ------           ------
               Total                                          4,406            4,428           4,374            4,396
                                                             ======           ======          ======           ======


     Net income                                              $1,839           $1,518          $2,283           $1,737
     Preferred stock dividends                                   (6)              (6)            (12)             (12)
                                                             ------           ------          ------           ------
     Net income applicable to common stock                   $1,833           $1,512          $2,271           $1,725
                                                             ======           ======          ======           ======

     Per share amount                                         $0.42            $0.34           $0.52            $0.39
                                                             ======           ======          ======           ======